Exhibit 10.2

AMENDMENT NUMBER ONE

TO THE

MALIBU BOATS, INC.

LONG-TERM INCENTIVE PLAN

THIS AMENDMENT NUMBER ONE to the Malibu Boats, Inc. Long-Term Incentive Plan (the “Plan”) is effective as of June 24, 2014.

Pursuant to Section 16.2 of the Plan, and effective as of the date set forth above, the Plan is hereby amended as follows:

1.	Section 5.4 of the Plan is hereby deleted in its entirety.

2.	The following defined terms are hereby deleted from the Plan: Annual Retainer, Board Term, and Election Notice.

3.	The last sentence of Section 14.1 is hereby amended to read as follows:

“Notwithstanding any other provision of the Plan to the contrary, (1) Award Agreements shall not be required for any awards issued pursuant to the Company’s Stock-For-Fees Program established under the Company’s Directors’ Compensation Policy or for any Awards that are fully vested on the applicable grant date, and (2) the failure to issue an Award Agreement shall not invalidate an Award.”